                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               FARAH INCORPORATED
                                       AT
                              $9.00 NET PER SHARE
                                       BY

                           FOXFIRE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                     TROPICAL SPORTSWEAR INT'L CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 5, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION
                                     DATE")

                                                                     May 8, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been engaged by Tropical Sportswear Int'l Corporation, a Florida corporation ("TSI") and its wholly owned subsidiary, Foxfire Acquisition Corp., a Texas corporation (the "Purchaser"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding shares of Common Stock, no par value per share (the "Shares"), of Farah Incorporated, a Texas corporation (the "Company"), at $9.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated May 8, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1. Offer to Purchase dated May 8, 1998;

          2. Letter of Transmittal to tender Shares for your use and for the information of your clients;

          3. The Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis; and

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date, that number of shares which represents at least sixty-six and two-thirds percent (66 2/3%) of the Shares outstanding on the Expiration Date and (ii) certain other conditions set forth in the Offer to Purchase.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date the
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Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely book-entry confirmation with respect to such Shares), (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and
(iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 5, 1998, UNLESS EXTENDED.

     Neither the Purchaser nor TSI will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 to the Letter of Transmittal.

     Additional copies of the enclosed materials may be obtained by contacting the Dealer Manager or the Information Agent at their respective locations and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          PRUDENTIAL SECURITIES INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, TSI, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.